Exhibit 8.1

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002-6760

June 17, 2003

Penn Virginia Resource Partners, L.P.

Penn Virginia Resource GP, LLC

100 Matsonford Road, Suite 230

Radnor, Pennsylvania 19087

RE:

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND OTHER CO-REGISTRANTS; REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel for Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”) and Penn Virginia Resource GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of units representing limited partner interests in the Partnership (the “Units”), (ii) the offer and sale by the Partnership of unsecured debt securities from time to time, pursuant to Rule 415 under the Securities Act, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Partnership Debt Securities”), (iii) the offer and sale by Penn Virginia Operating Co., LLC, a Delaware limited liability company (the “Operating Partnership”) of unsecured debt securities from time to time, pursuant to Rule 415 under the Securities Act, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Operating Partnership Debt Securities”), (iv) guarantees of such Partnership Debt Securities by the Operating Partnership, and Loadout LLC, a Delaware limited liability company, K Rail LLC, a Delaware limited liability company, Wise LLC, a Delaware limited liability company, Suncrest Resources LLC, a Delaware limited liability company and Fieldcrest Resources LLC, a Delaware limited liability company (collectively, the “Subsidiary Guarantors”), and (v) guarantees of such Operating Partnership Debt Securities by the Partnership and the Subsidiary Guarantors. We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit.

In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus (the “Discussion”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the federal income tax discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and the General Partner, included in such discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.